EXHIBIT 34.1

[Letterhead of PricewaterhouseCoopers LLP]

Report of Independent Registered Public Accounting Firm

To FIA Card Services, National Association:

We have examined management’s assertion, included in the accompanying “Certification Regarding Compliance with Applicable Servicing Criteria” (the “Compliance Statement”), that FIA Card Services, National Association (the “Company”), a wholly owned subsidiary of Bank of America Corporation, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions backed by credit card receivables issued by the BA Credit Card Trust on or before June 30, 2010, for which transactions the Company acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the related asset-backed securities were outstanding during the period from July 1, 2009 to June 30, 2010 (the “Platform”), as of and for the year ended June 30, 2010, excluding criteria which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform, as indicated in Appendix A to the Compliance Statement.  Appendix B to the Compliance Statement identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.  Management is responsible for the Company’s compliance with the servicing criteria.  Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria.  Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended June 30, 2010 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
September 24, 2010